Exhibit 99.1

This exchange offer (the “Offer”) is being made for the ordinary shares of Magic Software Enterprises Ltd. (the “Issuer”) by Matrix IT Ltd. (the “Offeror”), each of which is a company incorporated in Israel. The Offer and information distributed in connection with the Offer are subject to disclosure requirements of Israel that are different from those of the United States. Financial statements and financial information included in the document, if any, have been prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards) that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since the Issuer and the Offeror are located in Israel, and some or all of their officers and directors may be residents of Israel or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

December 3, 2025

Matrix IT Ltd.
(the “Company”)

Shelf Offering Report

Pursuant to the Company’s Shelf Prospectus published on July 16, 2025, bearing the date July 17, 2025 (Reference No.: 2025-01-052877) (the “Shelf Prospectus”), and in accordance with the provisions of the Securities Regulations (Shelf Offering of Securities), 5766-2005 (the “Offering Articles”), the Company hereby publishes this Shelf Offering Report for the issuance and listing for trading on the Tel Aviv Stock Exchange Ltd. (the “Stock Exchange”) of the securities detailed in Section 1.1 below (this “Shelf Offering Report”).

The Company is publishing this Shelf Offering Report as part of the Company’s engagement in a reverse triangular merger transaction, pursuant to a merger agreement signed on November 3, 2025, with: (a) Magic Software Enterprises Ltd., a publicly traded company whose shares are traded on NASDAQ and on the Stock Exchange (“Magic”), whose controlling shareholder is Formula Systems (1985) Ltd. (“Formula”), the controlling shareholder of the Company; and (b) Magitrix Ltd., a private company incorporated in Israel wholly owned by the Company1 (the “Merger Sub”, the “Merger Transaction” and the “Merger Agreement”, as applicable). -Upon completion of the Merger Transaction (to the extent completed), the Merger Sub will merge with and into Magic, such that all of the Merger Sub’s operations, assets and liabilities will be transferred into Magic; the Merger Sub will be struck from the Companies Registrar; and all shareholders of Magic, as of the effective date for eligibility to the consideration shares, as defined in section 3.2 below(the “Eligible Magic Shareholders”), will receive from the Company, by way of allotment, the Offered Shares (as defined below) offered under this Shelf Offering Report. Upon completion of the Merger Transaction, Magic’s shares will be delisted from trading on NASDAQ and on the Stock Exchange, and Magic will become a private company wholly owned (100 percent) by the Company. For further details concerning the Merger Transaction and the shareholders meeting of the Company’s shareholders convened for its approval, see the Notice of Special Shareholders Meeting published by the Company on November 3, 2025 (Reference No.: 2025-01-083233) (the “Meeting Notice”).

The offering of the securities under this Shelf Offering Report will be made by way of a non-uniform offering, in accordance with the provisions of Article 11(a)(3) of the Securities Regulations (Manner of Offering Securities to the Public), 5767-2007, as it is directed to holders of securities of another corporation (Magic).

Unless otherwise stated herein, terms used in this Shelf Offering Report shall have the meaning given to them in the Shelf Prospectus.

1 Which was established for purposes of the Merger Transaction and in which no business and/or other activity has taken place from the date of its incorporation.

1.	Securities Offered

1.1.	Up to 29,020,184 ordinary shares of the Company, registered by name, par value NIS 1 each, such that each Eligible Magic Shareholder shall receive 0.5910508 ordinary shares of the Company for each Magic share held by such shareholder. (the “Offered Shares” or the “Offered Securities”). To the best of the Company’s knowledge, as of the date of this Report, Magic’s issued and outstanding share capital (on an actual and on a fully diluted basis) consists of 49,099,305 ordinary shares, par value NIS 0.1 each.

For the avoidance of doubt, the number of Offered Shares that will actually be allotted to the Eligible Magic Shareholders may be less than the number of Offered Shares under this Shelf Offering Report, and shall be calculated, pursuant to the Merger Agreement, such that immediately after completion of the transaction, the Magic shareholders will hold 31.125 percent of the Company’s issued and outstanding share capital on a fully diluted basis (the “Consideration Shares”), and the shareholders who held Company shares immediately prior to completion of the Merger Transaction will hold 68.875 percent of the Company’s issued and outstanding share capital on a fully diluted basis. For purposes of determining the number of shares to be allotted to the Eligible Magic Shareholders, “the Company’s issued and outstanding share capital on a fully diluted basis” means the Company’s issued and outstanding share capital as of the end of the seventh trading day before the date of completion of the transaction (the “Calculation Date”), assuming the theoretical exercise of all options existing in the Company’s share capital on the Calculation Date, with the number of shares underlying such theoretical option exercises calculated based on the Net-Exercise method, on the basis of the Company share closing price on the Stock Exchange on the Calculation Date.

The Company will publish an Immediate Report containing the final calculation of the exchange ratio, pursuant to which the number of Consideration Shares will be determined, no later than four (4) business days prior to completion of the Merger Transaction.

1.2.	The Offered Shares shall be equal in their rights to the Company’s existing ordinary shares. For details regarding the rights attached to the Company’s ordinary shares, see Chapter 3 of the Shelf Prospectus.

1.3.	The allotment of the Offered Shares pursuant to this Shelf Offering Report shall be made as set forth in Section 3 below, by way of a non-uniform offering pursuant to Article 11(a)(3) of the Securities Regulations (Manner of Offering Securities to the Public), 5767-2007, as it is directed to holders of securities of another corporation (Magic).

1.4.	The Offered Shares shall be listed for trading on the Stock Exchange as soon as practicable after completion of the Merger Transaction, all subject to law and to the requirements of the Stock Exchange.

1.5.	The offering of securities under this Shelf Offering Report is not underwritten.

1.6.	The issuance of the shares to the Eligible Magic Shareholders pursuant to this Shelf Offering Report is being carried out as part of the Merger Transaction and is contingent upon fulfillment of all conditions precedent to the Merger Transaction and completion of the Merger Transaction, as set forth in Section 3.3 below.

1.7.	In the event the Merger Agreement is cancelled (which may occur under the circumstances described in Section 2.8 of the Meeting Notice), the offering under this Shelf Offering Report shall lapse, and the Company will publish an Immediate Report to that effect.

2.	Details Concerning the Company’s Share Capital

2.1.	As of the date of this Shelf Offering Report, the Company’s registered share capital is NIS 100,000,000 divided into 100,000,000 ordinary shares, par value NIS 1 each. It is noted that, as part of the Meeting Notice, an increase of the Company’s registered share capital from NIS 100,000,000 divided into 100,000,000 ordinary shares, par value NIS 1 each, to NIS 200,000,000 divided into 200,000,000 ordinary shares, par value NIS 1 each, has been proposed.

2.2.	Below are details concerning the Company’s issued and outstanding share capital shortly before publication of this Shelf Offering Report, and after completion of the offering under this Shelf Offering Report, assuming issuance of all Offered Shares:

Near the publication of the Offering Report		After the issuance under the Shelf Offering Report, assuming issuance of the full number of Offered Shares
Issued and paid up capital	Issued and paid up capital, fully diluted	Issued and paid up capital	Issued and paid up capital, fully diluted
63,638,357[2]	[2]64,217,357	[2]92,658,541	[2]93,237,541

For purposes of this Section 2.2, “fully diluted” means all shares in the Company’s issued and outstanding share capital, assuming the exercise of all Company securities exercisable into Company shares, namely the exercise of all unlisted options granted by the Company that have not yet been exercised or lapsed. It is noted that this assumption is theoretical only, as the options granted by the Company are exercisable using the Net-Exercise method, and accordingly, the actual number of shares allotted to an offeree exercising options will not be the full number underlying the options, but only such number reflecting the cash benefit embedded in the options exercised.

2.3.	All shares in the Company’s issued and outstanding share capital are fully paid.

2.4.	The Offered Securities under this Shelf Offering Report shall, upon completion of the offering pursuant hereto and assuming issuance of all Offered Securities, constitute approximately 31.319% percent of the Company’s issued and outstanding share capital and approximately 31.319% percent of its voting rights, and approximately 31,125% percent of the Company’s issued and outstanding share capital and voting rights on a fully diluted basis.[3]

2 Net of 653,860 are dormant shares held by the Company and which do not confer any rights in the Company’s equity or voting rights.

3 On the theoretical assumption of cash-based exercise of options. It is clarified that this is a theoretical assumption only, since the options existing in the Company’s share capital are exercisable using the Net-Exercise method.

2.5.	Share prices of the Company’s securities on the Stock Exchange

Below are data regarding the lowest and highest adjusted closing prices (in agorot) of the Company’s shares in 2023, in 2024, and in the period from January 1, 2025 through shortly before the publication date of this Report:4

High closing price		Low closing price		Period
Date	High price (agorot)	Date	Low price (agorot)
October 2, 2023	7483.7904	March 28, 2023	5662.9888	2023
December 16, 2024	8608.09	January 16, 2024	6321.3412	2024
December. 1, 2025	14140	April 7, 2025	8227.5395	As of January 1, 2025, until the publication of the Shelf Offering Report[5]

2.6.	All shares issued pursuant to this Shelf Offering Report shall be registered in the name of the Nominee Company of the Tel Aviv Stock Exchange Ltd. (the “Nominee Company”).

3.	Details of the offering of the securities

3.1.	General

3.1.1.	On November 3, 2025, the Company entered into the Merger Agreement, pursuant to which, subject to the fulfillment of the conditions precedent contained in the Merger Agreement (including receipt of approval of the Merger Transaction by the shareholders meeting of the Company and of Magic), a reverse triangular merger shall be effected in accordance with Sections 314 through 327 of the Companies Law, 5759-1999 (the “Companies Law”), whereby the Merger Sub shall merge with and into Magic, such that all of the Merger Sub’s operations, assets and liabilities shall be transferred into Magic, and the Merger Sub shall be struck from the Companies Registrar pursuant to Section 323 of the Companies Law.

3.1.2.	Under the Merger Agreement, upon completion of the Merger Transaction, the Eligible Magic Shareholders shall receive from the Company, by way of allotment, in consideration for the Magic shares they hold, ordinary shares of the Company, par value NIS 1 each, such that immediately following completion of the transaction, the Eligible Magic Shareholders shall hold 31.125 percent of the Company’s issued and outstanding share capital on a fully diluted basis (as defined in Section 1.1 above), and the shareholders who held Company shares immediately prior to completion of the Merger Transaction shall hold 68.875 percent of the Company’s issued and outstanding share capital on a fully diluted basis (as defined in Section 1.1 above).

3.1.3.	Upon completion of the Merger Transaction, Magic will become a wholly owned (100 percent) subsidiary of the Company; Magic’s shares will be delisted from trading on NASDAQ and on the Stock Exchange; and Magic will convert from a publicly traded company into a private company.

4 The data are taken from the Stock Exchange website at http://www.tase.co.il/ and take into account any dividend distribution or bonus share distribution, split, reverse split, or rights offering, to the extent any such actions were taken by the Company (i.e., adjusted closing price).

5 Until December 1, 2025.

3.1.4.	For further details concerning the Merger Agreement, see the Meeting Notice, which is incorporated by reference into this Shelf Offering Report.

3.1.5.	Subject to completion of the Merger Transaction, the Company shall carry out all actions required for the allotment of the Consideration Shares to the Eligible Magic Shareholders, and shall act to have such shares registered for trading on the Stock Exchange as soon as practicable following completion of the Merger Transaction. It is noted that the allotment of the Consideration Shares in the name of the Nominee Company shall be deemed an allotment of such shares to the Eligible Magic Shareholders.

3.1.6.	Pursuant to the provisions of the Merger Agreement, the vote of Magic’s shareholders meeting whose agenda includes approval of the Merger Transaction and receipt of the Consideration Shares shall be deemed to constitute a purchase of securities under a prospectus, within the meaning of the Securities Law, 5728-1968 (the “Securities Law”), and/or under any other offering document pursuant to the applicable laws of the United States.

3.2.	Allotment of the Offered Shares

In this Section, the following terms shall have the meanings set forth beside them:

The “Effective Date for eligibility to the Consideration Shares”	-	The Effective Date for eligibility to the Consideration Shares will be determined based on the date of receipt of the merger certificate, as follows: (1) if the merger certificate is received prior to the commencement of trading on the date of receipt of the merger certificate – the Effective Date for eligibility to the Consideration Shares will occur on that same day; (2) if the merger certificate is received after the commencement of trading on the date of receipt of the merger certificate – the Effective Date will occur on the next trading day;

The “Merger Completion Date”	-	The tenth (10th) business day following the date on which all conditions precedent for completion of the transaction have been fulfilled (see Section 2.3 of the Meeting Notice in this regard), except for such conditions precedent whose fulfillment a party entitled to do so under the Merger Agreement has waived; and except for such condition precedent relating to receipt of the merger certificate, which will be fulfilled immediately prior to the Merger Completion Date, all unless the parties to the Merger Agreement agree on another date.

The “Conditions Precedent”	-	The conditions precedent to completion of the transaction. In this regard, see Section 2.3 of the Meeting Notice.

Dates

3.2.1.	Shortly after fulfillment of the Conditions Precedent, except for receipt of the merger certificate from the Companies Registrar, the Company shall publish an Immediate Report stating that all Conditions Precedent (other than receipt of the merger certificate) have been fulfilled, and shall specify in such report the expected date for receipt of the merger certificate. It is hereby clarified that the merger certificate will be received only after the fulfillment of the other conditions precedent detailed in Section 2.3 of the Meeting Notice.

3.2.2.	Upon receipt of the merger certificate, the Company shall publish an Immediate Report regarding receipt thereof, which shall also specify: (1) the Effective Date for eligibility to the Consideration Shares (as defined above); (2) the Merger Completion Date; and (3) the date of allotment of the Consideration Shares to the Eligible Magic Shareholders (expected to be the Merger Completion Date or a date shortly thereafter) (the “Date of Allotment of the Consideration Shares”). It is clarified that, unless the Company notifies otherwise, the Effective Date for eligibility to the Consideration Shares and the Merger Completion Date will occur on the same day.

3.2.3.	On the date of receipt of the merger certificate, trading in the Magic shares on the Stock Exchange and on NASDAQ shall cease, all subject to and in accordance with the requirements of the Stock Exchange and/or the Israel Securities Authority and/or NASDAQ, as in effect from time to time. From the cessation of trading as stated, no transactions or transfers in Magic shares on the Stock Exchange or on NASDAQ may be effected, and no changes to Magic’s share register shall be made, except for the transfer of all Magic shares to the Company and registration of the Company in Magic’s share register as the holder of all issued and outstanding Magic shares.

Allotment of the Consideration Shares to the Eligible Magic Shareholders

The Company shall transfer and allot the Consideration Shares as follows:

3.2.4.	Allotment to Eligible Magic Shareholders who hold their shares through the Magic Nominee Company

With respect to Eligible Magic Shareholders who hold their Magic shares through the Magic Nominee Company, on the Merger Completion Date, the Company shall allot to them the Consideration Shares to which they are entitled, by allotting such shares in the name of the Nominee Company and crediting such shares to the relevant TASE member accounts of such shareholders.

3.2.5.	Allotment to Eligible Magic Shareholders who do not hold their shares through the Magic Nominee Company

By the Merger Completion Date, Magic and the Company shall enter into an agreement with a Transfer Agent (the “Transfer Agent”), who, after completion of the Merger Transaction, shall hold, for the benefit of Eligible Magic Shareholders who do not hold their Magic shares through the Magic Nominee Company (including shareholders registered in Magic’s share register) (the “Certain Shareholders”), the Consideration Shares to which they are entitled.

With respect to the Certain Shareholders (including, for the avoidance of doubt, shareholders registered in Magic’s share register), the Company shall allot the Consideration Shares to which they are entitled in the name of the Nominee Company, and such shares shall be credited to the TASE member account of the Transfer Agent. The Transfer Agent shall hold the Consideration Shares for the benefit of the Certain Shareholders pursuant to the agreement to be executed with it.

3.2.6.	The Consideration Shares shall be allotted to the Eligible Magic Shareholders as fully paid shares, free and clear of any debt, lien, pledge, attachment, encumbrance, claim, right of first refusal or any other right of any third party, equal in all respects to all ordinary shares issued and/or to be issued by the Company through the Merger Completion Date.

Completion of the Merger

3.2.7.	As of the date of receipt of the merger certificate, the Magic shares shall no longer confer any rights upon the Eligible Magic Shareholders who held them prior to such date, such that the Eligible Magic Shareholders (whether they voted for, against, abstained, or did not participate in the Magic shareholders meeting whose agenda included approval of the Merger Transaction) shall have no rights in the Magic shares previously held by them, other than the right to receive their portion of the Consideration Shares.

3.3.	Conditions precedent for completion of the Merger Transaction and the allotment of the Offered Securities

3.3.1.	The Consideration Shares shall be allotted subject to the completion of the Merger Transaction, and subject to fulfillment of the conditions precedent set out in the Merger Agreement (see Section 2.3 of the Meeting Notice in this regard) (the “Conditions Precedent”). Accordingly, the allotment of the Offered Securities pursuant to this Shelf Offering Report is contingent upon fulfillment of all the Conditions Precedent, which, in the Company’s estimation, are expected to be fulfilled within approximately 60 days from the date of the Company’s shareholders meeting convened to approve the Merger.

The Company’s assessments regarding the expected date for the fulfillment of the last of the Conditions Precedent for completion of the Merger Transaction constitute forward-looking statements, within the meaning of the Securities Law, 5728-1968. Such assessments may not materialize, or may materialize on a date different from the Company’s current assessment, inter alia due to circumstances beyond the Company’s control, including the timing of receipt of the regulatory approvals required for completion of the transaction.

3.3.2.	As of the publication date of this Report, approval of the Merger Sub’s shareholders meeting for the Merger Transaction has been received, in accordance with the Companies Law. Approval of the shareholders meeting of the Company and of Magic for the Merger Transaction has not yet been obtained. In addition, as of this date, the transaction remains subject to the fulfillment of additional Conditions Precedent, which include, among others, receipt of a pre-ruling from the Israel Tax Authority, as described in Section 7.2 below. Accordingly, it is hereby clarified that as of this date there is no certainty that the transaction will be completed.

3.4.	Cancellation of the allotment of the Offered Securities in the event of cancellation of the Merger Agreement

3.4.1.	No minimum amount for the offering has been set in this Shelf Offering Report, as provided in Section 27(a) of the Securities Law, 5728-1968.

3.4.2.	Pursuant to the Merger Agreement, the agreement may be cancelled by the Company or by Magic until the Merger Completion Date, as set forth in Section 2.8 of the Meeting Notice.

3.4.3.	If the Merger Agreement is cancelled in accordance with its terms, the offering under this Shelf Offering Report shall be cancelled, and the allotment of the Offered Securities hereunder shall be cancelled.

4.	Terms of the Offered Securities

The Offered Shares shall be equal in all respects to the Company’s ordinary shares that are, as of this date, listed for trading on the Stock Exchange. For details regarding the rights attached to the ordinary shares, see the Company’s Articles of Association, as published by the Company in an Immediate Report dated November 5, 2019 (Reference No.: 2019-01-094746), which is incorporated herein by reference.

5.	Avoidance of arrangements

5.1.	The Company and the directors – by signing this Shelf Offering Report, undertake to refrain from making any arrangements not written in the Shelf Prospectus or in this Shelf Offering Report, in connection with the offering of the Offered Securities under this Shelf Offering Report, their distribution and dissemination to the public, and undertake to refrain from granting any right to purchasers of securities offered under this Shelf Offering Report to sell the securities they purchased beyond what is detailed in the Shelf Prospectus or in this Shelf Offering Report.

5.2.	The Company and the directors – by signing this Shelf Offering Report, undertake to notify the Israel Securities Authority of any arrangement known to them with a third party in connection with the registration and offering of the Offered Securities under this Shelf Offering Report, their distribution and dissemination to the public, which contradicts the undertaking set forth in Section 5.1 above.

5.3.	The Company and the directors – by signing this Shelf Offering Report, undertake to refrain from entering into any arrangement with any third party in connection with the registration and offering of the securities to be offered under this Shelf Offering Report, their distribution and dissemination to the public, who, to the best of their knowledge, has engaged in arrangements contrary to Section 5.1 above.

6.	Permits and approvals

6.1.	The Company has received all permits, approvals, and licenses required by law for offering the Offered Securities, issuing them, and publishing this Shelf Offering Report.

6.2.	The Company has applied to the Stock Exchange for listing the Offered Shares for trading pursuant to this Report, and the Stock Exchange has granted its approval.

6.3.	The said approval of the Stock Exchange shall not be regarded as an approval of the details set forth in this Shelf Offering Report, of their reliability or completeness, nor shall it be deemed an expression of any opinion regarding the Company or the nature of the Offered Securities or the price at which they are offered.

7.	Taxation of the Offered Shares

7.1.	General

In recent years, several amendments have been enacted that significantly change the provisions of the Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”), applicable to the taxation of securities traded on the Stock Exchange.

Due to the substantial changes in the taxation of the capital market in recent years, proper practice for applying the provisions described below has not yet been fully established, and multiple interpretations may exist regarding their implementation. Moreover, additional amendments may be enacted beyond those already implemented. Naturally, their content and impact cannot be predicted.

The provisions included in this Shelf Offering Report concerning taxation of securities are not intended to constitute an authoritative interpretation of the law referenced in this Shelf Offering Report and are not a substitute for professional advice tailored to the specific facts and circumstances of each purchaser. Therefore, we recommend seeking professional advice based on each purchaser’s individual circumstances.

It should be noted that, with respect to an individual who became a resident of Israel for the first time or a “Returning Resident Veteran” as defined in the Ordinance, different tax implications from those described below may apply, and such persons are advised to seek personal advice to examine their eligibility for tax benefits in Israel.

It should also be noted that, with respect to investors who qualify as controlling shareholders or as substantial shareholders as defined in the Ordinance, additional tax implications may apply beyond those described below.

Under current law, the Offered Securities (in this Section: the “Security” or the “Securities”) are subject to the tax arrangements described below in summary.

7.2.	Tax ruling

On May 27, 2025, the Company and Magic applied to the Israel Tax Authority for a tax ruling regarding the acquisition of Magic shares from the Eligible Magic Shareholders in the Merger Transaction, which, as noted, is being carried out as a reverse triangular merger. Under this structure, the Eligible Magic Shareholders will transfer 100 percent of the Magic shares (including Magic shares held by a trustee) in consideration for the Consideration Shares, such that the allotment of the Consideration Shares, which will be allotted to the Eligible Magic Shareholders shall not be considered a “sale” under Part E2 of the Ordinance at the time of completion of the Merger Transaction, but rather only upon the actual sale of the Consideration Shares, in accordance with the provisions of Section 103t of the Ordinance (the “Tax Ruling”). As of this date, the Tax Ruling has not yet been issued by the Israel Tax Authority. It is clarified that receipt of the Tax Ruling is a Condition Precedent for completion of the Merger Transaction. For details, see Section 2.3 of the Meeting Notice.

Below are the main elements of the requested Tax Ruling:

7.2.1.	The Tax Ruling shall not determine the final tax liability with respect to the sale of the Consideration Shares and/or Magic shares. This matter may be determined by the assessing officer and/or the Israel Tax Authority.

7.2.2.	The exchange of Magic shares for the Consideration Shares must be completed within 90 days from the date of issuance of the Tax Ruling; otherwise, the Tax Ruling shall be null and void retroactively.

7.2.3.	The Company shall allot to the Eligible Magic Shareholders equivalent shares based on their relative proportion of all rights in Magic, in lieu of their rights in Magic, pursuant to Sections 103C(4) and 103C(5) of the Ordinance.

7.2.4.	Upon sale of the Consideration Shares, including bonus shares, splits, and any right allotted by virtue thereof before or after issuance of the Tax Ruling, the provisions of Section 103F of the Ordinance shall apply with respect to the original cost and the date of acquisition.

7.2.5.	The original cost and date of acquisition of the Magic shares held by the Company shall be determined in accordance with Section 103E of the Ordinance, and for purposes of such Section, the Magic shares shall be considered transferred assets.

7.2.6.	Upon sale of the Magic shares held by the Company, or upon sale of the Company’s shares by its shareholders, as applicable, the original cost and acquisition date shall be determined on a relative (pro-rata) basis.

7.2.7.	The provisions of Section 103t(b1) of the Ordinance shall apply to the Company, including the non-allowance of offsetting a gain or loss from the sale of Magic shares against a loss or gain (respectively) from the sale of the Consideration Shares by the Company.

7.2.8.	The provisions of Section 103C(8)(a) of the Ordinance shall apply to each shareholder of the Company and of Magic, except for shareholders of the Company who were not controlling shareholders of the Company immediately prior to the merger.

7.2.9.	The loss-offset limitations set out in Sections 103t(b1) and (b2) of the Ordinance shall apply to the Merger Transaction.

7.2.10.	During the required period, as defined in Section 103 of the Ordinance, the Company’s aggregate rights in Magic shall not fall below 51 percent of each of Magic’s rights.

7.2.11.	The Company and Magic, as well as the controlling shareholders of those companies (as “controlling shareholder” is defined in Section 103 of the Ordinance), undertook to submit to the Mergers and Splits Department of the Israel Tax Authority and to the assessing officer, within 60 days from the Merger Date, a valuation demonstrating compliance with the relative-value requirements specified in Section 103C(6)(b) of the Ordinance, up to a ratio of 1:19. If valuations confirming such compliance are not received within 60 days from the date of issuance of the Tax Ruling, the Israel Tax Authority shall have the right to retroactively cancel the Tax Ruling. Likewise, if the valuation submitted as required does not demonstrate compliance with the above-mentioned relative-value conditions, the Tax Ruling shall be null and void retroactively.

7.2.12.	All conditions set out in the Tax Ruling comply with the conditions specified in Section 103t of the Ordinance and the conditions set out in Sections 103C(1) and 103C(7) of the Ordinance, including the conditions relating to the required period, as defined in Section 103 of the Ordinance, commencing on the Merger Date. If the provisions of Sections 103C and 103t of the Ordinance are breached, the holders of rights in Magic and in the Company shall be liable for taxes and mandatory payments from which they were exempt, together with indexation differentials and interest from the Merger Date until the date of payment, all in accordance with Section 103j of the Ordinance. The transfer of Magic shares by the Eligible Magic Shareholders in exchange for the Consideration Shares shall be exempt from withholding tax.

7.3.	Capital gain from the sale of the Securities

7.3.1.	Pursuant to Section 91 of the Ordinance, real capital gain from the sale of securities by an individual who is an Israeli resident is subject to tax at the individual’s marginal tax rate under Section 121 of the Ordinance, but at a rate not exceeding 25 percent, and such capital gain shall be deemed the highest tier of the individual’s taxable income. This does not apply to the sale of securities by an individual who is a “substantial shareholder” of the Company[6] at the time of sale or at any time during the preceding 12 months, for whom the tax rate on real capital gain shall not exceed 30 percent. It should be noted that, notwithstanding the above, the tax rates applicable to capital gains on the sale of securities that are not index-linked may differ. In addition, an assessee who claimed deductible real interest expenses and indexation differences in respect of the securities shall be taxed at a rate of 30 percent on the real capital gain from the sale of the securities, until rules and conditions for deducting real interest expenses are prescribed under Section 101A(a)(9) of the Ordinance. The said tax rate shall not apply to an individual for whom the income from the sale of the securities constitutes income from a “business” or “profession”, pursuant to Sections 2(1) and 2(2) of the Ordinance. In such event, the individual shall pay tax at the marginal rate under Section 121 of the Ordinance. It should be noted that an additional tax may apply to income exceeding certain thresholds, as detailed in Section 7.6 below.

6 As this term is defined in Section 88 of the Ordinance, namely a person who holds, directly or indirectly, alone or together with another, at least 10 percent in one or more of any type of means of control in the Company.

7.3.2.	A corporation shall be subject to corporate tax on real capital gains from the sale of securities, at the corporate tax rate set forth in Section 126(a) of the Ordinance (in 2025, 23 percent).

7.3.3.	A tax-exempt mutual fund and provident funds, as well as entities exempt from tax under Section 9(2) of the Ordinance, are exempt from tax on capital gains from the sale of securities as described above. For a taxable mutual fund, the tax rate applicable to income from the sale of securities shall be the rate applicable to an individual whose income does not constitute income from a “business” or “profession,” unless expressly provided otherwise. If no special tax rate is prescribed for such income, the income shall be taxed at the maximum rate prescribed under Section 121 of the Ordinance.

7.3.4.	As a general rule, a foreign resident (individual or corporation), as defined in the Ordinance, is exempt from tax on capital gains from the sale of securities traded on the Stock Exchange in Israel, provided the capital gain is not attributable to a permanent establishment in Israel. If the acquisition date of the security was prior to its listing on the Stock Exchange and the foreign resident was not entitled to a tax exemption upon its sale as provided in Section 97(b3) of the Ordinance, the portion of the gain that would have accrued had the security been sold prior to its listing shall be taxed under the conditions specified in Section 97(b2) of the Ordinance. The above exemption does not apply to a foreign-resident corporation if Israeli residents are controlling shareholders, beneficiaries, or entitled to 25 percent or more of the income or profits of such foreign-resident corporation, directly or indirectly, as provided in Section 68A of the Ordinance. If the exemption does not apply, the exemption under an applicable tax treaty between Israel and the foreign resident’s country of residence may apply, if such treaty exists, all subject to its provisions.

7.3.5.	With respect to withholding tax on real capital gain from the sale of the Offered Securities, under the Income Tax Regulations (Withholding from Consideration, Payment or Real Capital Gain in the Sale of a Security, in the Sale of a Unit in a Mutual Fund or in a Future Transaction), 5763-2002 (in this Section, the “Withholding Regulations”), the “obligor” who pays the seller consideration for the sale of securities shall withhold tax at a rate of 25 percent of the real capital gain, and for non-index-linked securities at a rate of 15 percent of the gain, where the seller is an individual, and at the rate set forth in Section 126(a) of the Ordinance where the seller is a corporation. This is subject to a withholding tax exemption (or reduced rate) certificate issued by the Israel Tax Authority, and subject to offsetting losses that the withholding agent is permitted to offset. No withholding tax shall be deducted from a foreign resident if certain conditions in the regulations are met. Likewise, no withholding tax shall be deducted for provident funds, mutual funds and other entities exempt from withholding tax under law. It should be noted that if, on the date of sale, the full withholding tax is not deducted from the real capital gain as set out above, the provisions of Section 91(d) of the Ordinance and the regulations thereunder concerning reporting and advance tax payments shall apply.

7.4.	Offset of losses from the sale of the Offered Securities

7.4.1.	As a general rule, a capital loss that would have been taxable had it been a capital gain, incurred in the tax year from the sale of a security, may be offset against capital gains and real estate appreciation arising from the sale of any asset, in Israel or abroad (excluding taxable inflationary capital gain, which may be offset at a ratio of 1 to 3.5).

7.4.2.	Under Regulation 9 of the Withholding Regulations, in calculating capital gain for purposes of withholding tax by the obligor (including from the sale of traded securities), the obligor shall offset the capital loss incurred from the sale of traded securities under its management, provided the gain was realized in the same tax year in which the loss was incurred, whether before or after the loss. The assessing officer may, in certain cases, approve the offset of losses from a securities portfolio not managed by the obligor, for purposes of withholding tax.

7.4.3.	Pursuant to Section 92(a)(4) of the Ordinance, a capital loss incurred in the tax year may also be offset against interest or dividend paid in respect of the same security and/or against interest or dividend paid in respect of other securities in the same tax year (provided that the tax rate applicable to interest and dividend from such other security does not exceed the rate prescribed under Section 126(a) of the Ordinance for a corporation, and under Sections 125B(1) or 125c(b) for an individual). The loss offset shall be carried out by offsetting the capital loss against capital gains, or against interest or dividend income as stated above.

7.4.4.	A loss that cannot be offset as described above shall be offset only against capital gains, as provided in Section 92(b) of the Ordinance, in subsequent tax years following the year in which the loss was incurred, provided that a tax return was filed with the assessing officer for the tax year in which the loss was incurred.

7.4.5.	With respect to the offset of losses from the sale of traded securities incurred prior to 2006, additional restrictions apply regarding the manner of offset, as set out in the transitional provisions applicable to Section 92 of the Ordinance prior to its amendment.

7.4.6.	Pursuant to Section 94B of the Ordinance, and subject to the conditions set out therein, where the seller of a share is a corporation or an individual who was a substantial shareholder of the Company at the time of the sale of the Offered Securities or at any time during the 12 months preceding the sale, and who purchased the shares prior to January 1, 2003, the Section shall apply such that the portion of the distributable profits[7] attributable to the seller’s relative share in the profits shall be taxed at the dividend tax rate, and not at the rate set out in Section 91 of the Ordinance.

7.4.7.	Pursuant to Section 94C of the Ordinance, in the sale of a share by a corporation, the amount of capital loss incurred from the sale of the share shall be reduced by the amount of dividend received in respect of that share during the 24 months preceding the sale, but not more than the amount of the loss, excluding dividend on which tax was paid (other than tax paid outside Israel) at a rate of 15 percent or more, but not more than the amount of the loss.

7.5.	Tax rate applicable to dividend income in respect of the Company’s shares

7.5.1.	A dividend derived from the Company’s shares, provided it is not a dividend derived from an Approved Enterprise, a Privileged Enterprise, a Preferred Enterprise or a Preferred Technological Enterprise, as defined in the Encouragement of Capital Investments Law, 5719-1959 (the “Encouragement Law”), shall generally be taxable, pursuant to Section 125B(1) of the Ordinance, at a rate of 25 percent for Israeli-resident individuals, except for an individual who is a substantial shareholder of the Company at the time of receipt of the dividend or at any time during the preceding 12 months, for whom the tax rate shall be 30 percent pursuant to Section 125B(2) of the Ordinance.

7.5.2.	Section 126(b) of the Ordinance provides that, in calculating the taxable income of a corporation (other than a family company) subject to corporate tax, income from the distribution of profits or from dividend derived from income produced or accrued in Israel received directly or indirectly from another corporation subject to corporate tax shall not be included, except for dividend derived from an Approved Enterprise or a Privileged Enterprise that has not filed a waiver notice under Amendment No. 68 to the Encouragement Law. Dividend derived from income produced or accrued outside Israel, as well as dividend sourced outside Israel, shall be subject to corporate tax at the rate of 23 percent (or as applicable from time to time). Dividend received by a family company shall be taxed at a rate of 25 percent, unless the “representative taxpayer” is a “substantial shareholder” of the distributing company, in which case the dividend shall be taxed at a rate of 30 percent. Dividend received by a foreign resident (individual or corporation) who is not a substantial shareholder shall be taxed at a rate of 25 percent. Dividend received by a foreign resident individual or corporation who is a substantial shareholder at the time of receipt of the dividend or at any time during the preceding 12 months shall be taxed at a rate of 30 percent. Tax rates applicable to dividend distributed to a foreign resident may vary under an applicable double-taxation treaty between Israel and the foreign resident’s country of residence, subject to the treaty.

7 The expenses include, among else, legal fees and the fee payable to the Israel Securities Authority.

7.5.3.	Notwithstanding the above, dividend distributed by the Company out of dividend derived from “Preferred Income,” “Benefited Income” and/or “Technological Income” (as applicable), from an enterprise entitled to tax benefits under the Encouragement Law, shall generally be taxable at a rate of 20 percent for both individuals and foreign-resident corporations. Subject to the conditions set out in the Encouragement Law, dividend received by a foreign-resident corporation from a “Privileged Enterprise” and/or a “Preferred Technological Enterprise,” as defined in the Encouragement Law, shall be entitled to a tax rate of 4 percent. As noted above, tax rates applicable to dividend distributed to a foreign resident (individual or corporation) may vary under an applicable double-taxation treaty, if any exists between the State of Israel and the country of residence of the foreign resident, subject to the treaty.

7.5.4.	Dividend received by a taxable mutual fund shall be taxed at the rate applicable to an individual whose income does not constitute income from a business or profession, unless explicitly provided otherwise. A tax-exempt mutual fund, as well as provident funds and other entities exempt from tax under Section 9(2) of the Ordinance, shall be exempt from tax on such dividend, provided that such income does not constitute income from a “business” or “profession,” and subject to the conditions of Section 9(2) of the Ordinance.

7.5.5.	Pursuant to the Income Tax Regulations (Withholding from Interest, Dividend and Certain Profits), 5766-2005, the withholding tax rate applicable to dividend paid to an individual or to a foreign resident (individual or corporation), including dividend paid to such a substantial shareholder at the time of receipt of the dividend or at any time during the preceding 12 months, whose shares are registered and held through the Nominee Company, shall be 25 percent. For an individual or foreign resident (individual or corporation) who is a substantial shareholder and whose shares are not registered and not held through the Nominee Company, withholding tax shall be deducted at a rate of 30 percent. For the avoidance of doubt, the withholding tax rate applicable to a foreign resident shall be subject to the provisions of an applicable double-taxation treaty, if one exists between Israel and the foreign resident’s country of residence, in accordance with the treaty.

7.5.6.	No withholding tax shall be deducted in respect of payments to provident funds, mutual funds and other entities exempt from withholding tax under law. If a limited tax rate is prescribed by law regarding the dividend, withholding tax shall be deducted at the prescribed rate, if the shareholder is an Israeli-resident corporation. For a foreign resident, the withholding tax rate shall also be subject to the provisions of the applicable double-taxation treaty between Israel and the shareholder’s country of residence, if one exists, and subject to receipt of an appropriate certificate from the Israel Tax Authority in advance.

7.5.7.	As of January 1, 2013, withholding tax on dividend paid by an Israeli-resident corporation whose shares are listed for trading on a Stock Exchange, in respect of shares held through the Nominee Company, shall be performed through a financial institution.

7.6.	Tax on high income

7.6.1.	Pursuant to Section 121B(a) of the Ordinance, an individual whose taxable income in the tax year (2025) exceeds NIS 721,560 shall be liable for an additional tax at a rate of 3 percent on the portion of taxable income exceeding such amount. It is noted that an individual’s taxable income, for purposes of the additional tax, includes all taxable income as defined in Section 1 of the Ordinance and as defined in Section 89 of the Ordinance, excluding the inflationary amount as defined in Section 88 of the Ordinance and as defined in Section 47 of the Real Estate Taxation (Appreciation and Purchase) Law, 5723-1963.

7.6.2.	Pursuant to Section 121B(a1) of the Ordinance, as of January 1, 2025, an individual whose taxable income from capital sources in the tax year (2025) exceeds the amount set forth in Section 121B(a) (NIS 721,560) shall be liable for an additional tax at a rate of 2 percent on the portion of his or her taxable income from capital sources exceeding such amount. It is noted that taxable income from capital sources for purposes of this additional tax includes all taxable income, excluding income from personal exertion.

The above description is general only and does not constitute a substitute for individualized advice by experts, taking into account the unique circumstances of each investor. Each purchaser of securities under this Shelf Offering Report is advised to seek professional advice in order to clarify the tax implications applicable to him or her based on their specific circumstances.

8.	Payment of fee

Pursuant to Regulation 4A of the Securities Regulations (Fee for Application for Permit to Publish a Prospectus), 5755-1995, the Company shall pay the Israel Securities Authority the additional fee for the securities offered pursuant to this Shelf Offering Report.

9.	Consideration for the offering and its use

9.1.	The merger consideration was determined through negotiations between the independent committees of the Company and of Magic, with the assistance of external and independent advisors, and was approved by the Board of Directors of the Company, following approval by the independent committee and the audit committee of each party, based, inter alia, on fairness opinions obtained by each of the independent committees of the Company and of Magic from an external valuation expert regarding the fairness of the transaction consideration from a financial perspective for their respective shareholders. For further details, see Section 2.1 of the Meeting Notice.

9.2.	Upon completion of the Merger Transaction, against the allotment of 0.5910508 ordinary shares of the Company pursuant to this Shelf Offering Report for each Magic share held by an Eligible Magic Shareholder, the Merger Sub shall merge into Magic and shall be dissolved, and Magic shall become a private company wholly owned by the Company. The Company shall not receive any cash consideration in respect of the allotment of the Offered Securities.

9.3.	For details concerning Magic, which will become a wholly owned subsidiary of the Company as part of the Merger Transaction as described above, including Magic’s financial statements, see Appendices B, C and D to the Meeting Notice.

10.	Material changes and developments in the Company’s business

For details regarding material changes that have occurred in the Company’s business from the publication date of the Shelf Prospectus until the publication date of this Shelf Offering Report, see the Company’s current reports published on the Israel Securities Authority’s distribution website at http://www.magna.isa.gov.il and on the Stock Exchange website at https://maya.tase.co.il. Such current reports are incorporated by reference into this Shelf Offering Report, in accordance with Article 4(a) of the Shelf Offering Articles.

11.	Consent letter of the independent auditor

The Company has received a consent letter from its independent auditor, which includes the auditor’s consent to include in this Shelf Offering Report, by way of reference, the auditor’s reports and review reports, as applicable, included in this Shelf Offering Report by way of reference. The consent letter is attached as Appendix A to this Shelf Offering Report.

12.	Legal opinion

Below is the legal opinion received by the Company from Herzog, Fox, Neeman, Advocates, 6 Yitzhak Sadeh Street, Tel Aviv:

December 3, 2025

File No. 72765

To:

Matrix IT Ltd. (the “Company”)

3 Atir Yeda Street

Kfar Saba

Dear Sir/Madam,

Re: Matrix IT Ltd. – Shelf Offering Report dated 3 December, 2025

With reference to the Company’s Shelf Prospectus dated July 17, 2025 (the “Shelf Prospectus”) and to the Shelf Offering Report referred to herein (the “Shelf Offering Report”), which is published pursuant thereto, we hereby provide our legal opinion as follows:

1.	In our opinion, the rights attached to the Offered Securities pursuant to the Shelf Offering Report have been correctly described in the Shelf Offering Report.

2.	In our opinion, the Company is authorized to issue the Offered Securities pursuant to the Shelf Offering Report in the manner described in the Shelf Prospectus and in the Shelf Offering Report.

3.	In our opinion, the directors of the Company have been duly appointed and their names are included in the Shelf Offering Report.

We agree that this legal opinion shall be included in the Shelf Offering Report.

Sincerely,

Nir Dash, Adv.	Reut Alcalay, Adv.	Shani Simani, Adv.
Herzog, Fox, Neeman, Advocates

Herzog Tower, 6 Yitzhak Sadeh Street, Tel Aviv 6777506 | Tel: 03-692-2020, Fax: 03-696-6464 | www.herzoglaw.co.il

Signatures

The Company:

Matrix IT Ltd.

The Directors:

Guy Bernstein

Tal Barnoach

Eliezer Oren

Pini Greenfeld

Limor Bar-On

Appendix A
Consent Letter of the Independent Auditor

December 3, 2025

To:

The Board of Directors of

Matrix IT Ltd.

3 Atir Yeda Street, Kfar Saba

Re:

Subject:	Letter of Consent Regarding the Shelf Offering Report of Matrix IT Ltd. (the "Company") from December 2025, Pursuant to the Company's Shelf Prospectus Dated July 17, 2025

In connection with the above-referenced shelf offering report of the Company, we hereby notify you of our consent to include (including by way of reference) the reports detailed below:

1.	Review report dated August 11, 2025, on the condensed consolidated financial information of the Company as of June 30, 2025, and for the six and three month periods ended on that date.

2.	Auditor's review report dated August 11, 2025, on the condensed standalone financial information of the Company as of June 30, 2025, and for the six and threemonth periods ended on that date, pursuant to Regulation 38D of the Securities Regulations (Periodic and Immediate Reports), 5730-1970 (the "Reporting Regulations").

3.	Review report dated November 11, 2025, on the condensed consolidated financial information of the Company as of June 30, 2025, and for the nine and three month periods ended on that date.

4.	Auditor's review report dated November 11, 2025, on the condensed standalone financial information of the Company as of June 30, 2025, and for the nine and three month periods ended on that date, pursuant to Regulation 38D of the Reporting Regulations.

Sincerely,
Ziv Haft
Certified Public Accountants